EXHIBIT 99.1

Reading International Announces 3rd Quarter 2009 Results

•  Revenue from operations at $56.1 million, a new second highest ever reported
•  Net Income of $3.1 million was $5.2 million higher than the $2.1 million loss in the 2008 Quarter
·  EBITDA(1) of $11.0 million was $3.4 million higher than the $7.7 million in the 2008 Quarter
·  Net Worth increased to $113.2 million at September 30, 2009 from $69.4 million at December 31, 2008

Los Angeles, California, - (BUSINESS WIRE) –November 5, 2009 – Reading International, Inc. (NASDAQ: RDI) announced today results for its quarter ended September 30, 2009.

2009 Highlights

•	our EBITDA(1) for the 2009 September quarter was $11.0 million compared to $7.7 million in the 2008 quarter, an increase of 43.7%;

•	for the 2009 nine months our EBITDA(1) was $33.0 million compared to $23.9 million in 2008, an increase of 38.2%;

•
we continue to see local currency cinema revenue growth in both Australia and New Zealand, with Australia showing a 9.8% increase and New Zealand a 1.4% increase over the September quarter in 2008.  In Australia, in local currency, this quarter’s total as well as cinema revenue were again record highs, at AUS$27.6 million and AUS$24.5 million, respectively;

•	we reduced our general and administrative expenses by 4.3% for the quarter and 8.0% for the nine months, compared to prior year;

•
our operating income for the quarter was $6.7 million compared to $3.4 million in 2008, an increase of 97.4% and for the nine months at $13.2 million it was 207.0% above the $4.3 million for the 2008 nine months; and

•
primarily as a result of the stronger operating income, the second quarter 2009 Trust Preferred Security (“TPS”) gain, and the fact that both the Australian dollar and the New Zealand dollar have recaptured some of their value since year end, when such currencies traded at $0.6983 and $0.5815, respectively, compared to $0.8824 and $0.7233 respectively at September 30, 2009, our stockholders’ equity has risen to $113.2 million at September 30, 2009 compared to $69.4 million at December 31, 2008.

On July 2, 2009, as part of the terms of settlement, we and Magoon Acquisition and Development, LLC (“Magoon LLC”) closed on the sale of our respective interests in Malulani Investments, Limited (“MIL”) and The Malulani Group, Limited (collectively, “MMG”) and settled certain litigation with MMG and certain of their officers and Directors.  As a result of the sale and the settlement (which was negotiated in March 2009), we received a total of $9.25 million consisting of $2.5 million in cash and $6.75 million in note receivable, and a ten-year tail interest in MMG.  Based on the receipt of the cash and note receivable, we recognized an other operating income of $2.6 million and a gain on the sale of investment in an unconsolidated entity of $268,000.  Under the terms of our Shareholders’ Agreement with Magoon LLC, substantially all of the proceeds of this sale and settlement will be allocated to us, until we have recouped our initial investment in MIL and all costs advanced by us with respect to the litigation.

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel.  EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Third Quarter 2009 Discussion

Revenue from operations decreased from $57.9 million in the 2008 quarter to $56.1 million in 2009, a 3.2% decrease.  The cinema segment revenue decrease of $1.7 million was driven by a $1.4 million decrease in the US, predominantly due to recognition of screen advertising revenue for prior quarters in 2008, recognized in the 3rd quarter of 2008, on the signing of the contract.  The results of Australia and New Zealand were affected negatively by currency exchange movements even though we noted higher revenues in the local currencies for the period in both Australia and New Zealand.  The top 3 grossing films for the quarter in our circuit worldwide were: “Harry Potter & the Half Blood Prince”, “Transformers: Revenge of the Fallen,” and “Ice Age: Dawn of the Dinosaurs,” which between them accounted for approximately 25.5% of our cinema box office revenue.  Real estate segment revenue was down by $241,000 from quarter to quarter, as a result of the negative currency exchange effects in Australia and New Zealand as well as lower live theater rentals in the US.  In local currencies, real estate revenue was flat in both Australia and New Zealand.

As a percentage of revenue, operating expense, at 77.9% in the 2009 quarter was basically flat to last year’s quarter of 77.7%.

Depreciation and amortization decreased by $1.1 million, or 21.6%, from $5.1 million in the 2008 quarter to $4.0 million in the 2009 quarter, primarily due to the effects of the purchase accounting finalization for our acquired Consolidated Entertainment cinema assets.

General and administrative expense decreased by $190,000 or 4.3%, from $4.4 million to $4.2 million in the 2009 quarter.  This decrease was primarily related to cost cutting measures implemented worldwide.

We recorded $2.6 million as other operating income in the 2009 quarter associated with our settlement of the MIL litigation for the recovery of previously expensed litigation costs.

Driven by the above factors our operating income for the quarter increased by $3.3 million to $6.7 million compared to $3.4 million in the same quarter last year.

Interest expense decreased by $482,000 from $4.0 million in the 2008 quarter, to $3.5 million in the 2009 quarter.  This was primarily related to the mark-to-market of our interest swaps and cap and decreased interest expense due to the retirement of our trust preferred securities in the second quarter of 2009 which was offset by an interest expense increase due to our ceasing to capitalize interest on our development properties, where development has been substantially curtailed.

For the 2009 quarter, we recorded an other income of $178,000 compared to an other loss of $739,000 for the 2008 quarter, a $917,000 change.  For the 2009 quarter, the $178,000 was predominantly equity earnings of unconsolidated joint ventures.  The 2008 quarter other loss of $739,000 was primarily related to a $1.0 million property impairment expense.

In 2009, we recorded a gain on the sale of an investment in an unconsolidated entity of $268,000 related to the sale of our investment in MIL.

As a result of the above, we reported a net income of $3.1 million for the 2009 quarter compared to a net loss of $2.1 million in the 2008 quarter.

Our EBITDA (1) at $11.0 million for the 2009 quarter was $3.4 million higher than the 2008 quarter of $7.7 million.

Our adjusted EBITDA(1) for the 2009 quarter was $8.2 million after excluding:

•	the $268,000 other nonoperating gain on the sale of the MIL security; and

•	the $2.6 million other operating income associated with our settlement of the MIL litigation.

There were no significant adjustments to EBITDA(1) in the 2008 quarter.

Nine Months 2009 Summary

Revenue from operations increased from $151.4 million in 2008 to $157.6 million in 2009, a 4.1% increase.  The cinema segment revenue increase of $8.1 million was driven by an increase of $12.3 million in the US primarily resulting from revenue from our newly acquired Consolidated Entertainment cinemas and decreases in Australia of $1.3 million and New Zealand of $2.8 million.  The decreases in Australia and New Zealand were currency exchange driven as the local currency cinema revenues were up 17.9% in Australia and 2.6% in New Zealand, compared to the 2008 nine months.  The top 3 grossing films for the nine months in our circuit worldwide were: “Transformers: Revenge of the Fallen,” “Harry Potter & the Half Blood Prince” and “The Hangover,” which between them accounted for approximately 12.6% of our cinema box office revenue.  The real estate segment revenue was down by $131,000 from 2008 to 2009, as a result of the negative currency exchange effects in Australia and New Zealand as well as lower live theater rentals in the US.  In local currencies, real estate revenue was basically flat in both Australia and New Zealand.

As a percentage of revenue, operating expense, at 77.7% in 2009 was lower than the 78.3% of 2008.  This decrease was primarily related to the final allocation for accounting purposes of a greater portion of the purchase price paid for our Consolidated Entertainment cinemas to goodwill and below market leases than originally estimated.  This change, effective in the fourth quarter of 2008, resulted in higher straight-line rent and acquired lease costs in 2008 than in 2009.

Depreciation and amortization decreased by $3.3 million, or 23.0%, from $14.5 million in 2008 to $11.2 million in 2009, primarily due to the previously mentioned purchase accounting adjustments for our acquired Consolidated Entertainment cinema assets.

As the sale of our Auburn property is no longer proceeding, we have moved the property back to continuing operations, and as a result we expensed $549,000 as catch-up depreciation, classified as loss on transfer of real estate from held for sale to continuing operations.

General and administrative expense decreased by $1.1 million or 8.0%, from $14.0 million to $12.9 million in 2009.  This decrease was primarily related to cost cutting measures implemented worldwide and the one-time 2008 purchase related costs of our Consolidated Entertainment acquisition.

We recorded $2.6 million as other operating income in the 2009 nine months associated with our settlement of the MIL litigation for the recovery of previously expensed litigation costs.

Driven by the above factors, our operating income for the 2009 nine months increased by $8.9 million to $13.2 million, from $4.3 million in the 2008 nine months.

Interest expense increased by $905,000, from $9.8 million in the 2008 nine months to $10.7 million in the 2009 nine months.  This was primarily related to our ceasing to capitalize interest on our development properties, where development has been substantially curtailed, which resulted in an interest expense increase, which was offset by decreased interest expense due to the retirement of our trust preferred securities in the second quarter of 2009 and the mark-to-market of our interest swaps and cap.

In 2009, we recorded an other loss of $1.9 million compared to an other income of $2.9 million for the same period in 2008, a $4.7 million change.  The 2009 other loss of $1.9 million included a $2.2 million loss on currency transactions; a $2.1 million other-than-temporary loss on our Becker marketable securities; offset by a $1.5 million gain on the Auburn option termination; and $861,000 in equity earnings of unconsolidated joint ventures.  The 2008 other income of $2.9 million was primarily related to a gain on currency transactions of $446,000; a $1.1 million receipt related to our Whitehorse Center litigation; $910,000 of insurance proceeds related to damage caused by Hurricane Georges in 1998 to one of our previously owned cinemas in Puerto Rico; and the settlement in our credit card dispute of $385,000.

During the 2009 nine months, we recorded a $10.7 million gain on retirement of subordinated debt (TPS), net of a $749,000 loss on deferred financing costs associated with the subordinated debt.

In 2009 and 2008 we recorded gains on the sale of investments in unconsolidated entities of $268,000 and $2.5 million, respectively, from the sale of our investments in MIL and the cinema at Botany Downs in Auckland, New Zealand.

As a result of the above, we reported a net income of $9.6 million for the 2009 nine months compared to a net loss of $2.0 million in the 2008 period.

Our EBITDA (1) at $33.0 million for the 2009 nine months was $9.1 million higher than the 2008 nine months of $23.9 million, predominantly driven by better operating margins (approximately $5.5 million) plus the gain on the TPS retirement (approximately $10.7 million) offset by the other income (loss) change (approximately $4.7 million) and the 2008 gain on sale (approximately $2.5 million).

Our adjusted EBITDA(1) for the 2009 nine months was $22.9 million after excluding:

•	the $10.7 million gain on the retirement of our TPS debt;

•	the $1.5 million gain from Auburn option payments;

•	the $268,000 gain on the sale from our investment in MIL securities; and

•	the $2.6 million other operating income associated with our settlement of the MIL litigation offset by

•	the $549,000 loss on transfer of Auburn;

•	the realized transactional currency loss of $2.2 million; and

•	the $2.1 million other-than-temporary loss on our Becker available-for-sale shares.

Our adjusted EBITDA(1) for the 2008 nine months was $18.6 million after excluding:

•	the $2.5 million gain on sale of Botany; and

•	the $2.8 million in realized transactional currency gains and other one-time gains.

Balance Sheet

Our total assets at September 30, 2009 were $402.2 million compared to $371.9 million at December 31, 2008.  The currency exchange rates for Australia and New Zealand as of September 30, 2009 were $0.8824 and $0.7233, respectively, and as of December 31, 2008, these rates were $0.6983 and $0.5815, respectively.  As a result, currency had a positive effect on the balance sheet at September 30, 2009 compared to December 31, 2008.

Our cash position at September 30, 2009 was $19.3 million compared to $30.9 million at December 31, 2008, reflecting the $11.5 million used to effectively repurchase $22.9 million of our TPS in the first quarter of 2009.

At the present time, we have approximately $4.9 million (AUS$5.5 million) in undrawn funds under our Australian Corporate Credit Facility.  During May 2009, we extended the term of our New Zealand facility to March 31, 2012 and reduced the available borrowing amount to $32.5 million (NZ$45.0 million).  As a result, we currently have undrawn funds of $21.7 million (NZ$30.0 million) available under our line of credit in New Zealand.  Accordingly, we believe that we have sufficient borrowing capacity under our Australian Corporate Credit Facility and our New Zealand line of credit to meet our anticipated short-term working capital requirements.

Our working capital at September 30, 2009 was negative by $2.7 million compared to a positive working capital of $12.5 million at December 31, 2008, again driven by the $11.5 million TPS repurchase and a $7.0 million loan that has become short-term in nature.

Stockholders’ equity was $113.2 million at September 30, 2009 compared to $69.4 million at December 31, 2008.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com/), and

o	City Cinemas brand;

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
 Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.    (213) 235 2240

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Income (Unaudited)
 (dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue	$56,067	$ 57,891	$157,567	$151,368
Operating expense
Cinema/real estate	43,681	44,984	122,369	118,579
Depreciation and amortization	4,001	5,101	11,169	14,511
Loss on transfer of real estate from held for sale to continuing operations	--	--	549	--
General and administrative	4,206	4,396	12,875	13,993
Other operating income	(2,551)	--	(2,551)	--

Operating income	6,730	3,410	13,156	4,285

Interest expense, net	(3,476)	(3,958)	(10,737)	(9,832)
Other income (loss)	178	(739)	(1,879)	2,850
Gain on retirement of subordinated debt	--	--	10,714	--
Gain on sale of investments in unconsolidated entities	268	--	268	2,450
Income tax expense	(424)	(689)	(1,422)	(1,513)
Net loss attributable to noncontrolling interest	(133)	(85)	(460)	(246)

Net income (loss)	$ 3,143	$ (2,061)	$ 9,640	$ (2,006)

Basic and diluted earnings (loss) per share	$ 0.14	$ (0.09)	$ 0.43	$ (0.09)

EBITDA*	$ 11,044	$ 7,687	$ 32,968	$ 23,850

EBITDA* change	$3,357		$9,118

*
EBITDA presented above is net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net income (loss) is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net income (loss)	$3,143	$(2,061)	$9,640	$(2,006)
Add:Interest expense, net	3,476	3,958	10,737	9,832
Add:Income tax provision	424	689	1,422	1,513
Add:Depreciation and amortization	4,001	5,101	11,169	14,511

EBITDA	$11,044	$7,687	$32,968	$23,850

Reading International, Inc. and Subsidiaries
Supplemental Data
Segment Reporting (Unaudited)
(dollars in thousands)

Three months ended September 30, 2009	Cinema	Real Estate	Intersegment Eliminations	Total
Revenue	$52,340	$6,349	$(2,622)	$56,067
Operating expense	43,166	3,137	(2,622)	43,681
Depreciation & amortization	2,723	1,039	--	3,762
General & administrative expense	608	195	--	803
Segment operating income	$5,843	$1,978	$--	$7,821
Three months ended September 30, 2008	Cinema	Real Estate	Intersegment Eliminations	Total
Revenue	$54,036	$6,108	$(2,253)	$57,891
Operating expense	44,744	2,493	(2,253)	44,984
Depreciation & amortization	3,848	1,090	--	4,938
General & administrative expense	1,106	255	--	1,361
Segment operating income	$4,338	$2,270	$--	$6,608

Reconciliation to net income attributable to Reading International, Inc. shareholders:	2009 Quarter	2008 Quarter
Total segment operating income	$7,821	$6,608
Non-segment:
Depreciation and amortization expense	239	163
General and administrative expense	3,403	3,035
Other operating income	(2,551)	--
Operating income	6,730	3,410
Interest expense, net	(3,476)	(3,958)
Other loss	(24)	(1,009)
Income tax expense	(424)	(689)
Equity earnings of unconsolidated joint ventures and entities	202	270
Gain on sale of investments in unconsolidated entities	268	--
Net income (loss)	3,276	(1,976)
Net income attributable to the noncontrolling interest	(133)	(85)
Net income (loss) attributable to Reading International, Inc. common shareholders	$3,143	$(2,061)

Reading International, Inc. and Subsidiaries
Supplemental Data
Segment Reporting (Unaudited)
(dollars in thousands)

Nine months ended September 30, 2009	Cinema	Real Estate	Intersegment Eliminations	Total
Revenue	$146,991	$17,739	$(7,163)	$157,567
Operating expense	120,762	8,770	(7,163)	122,369
Depreciation & amortization	8,208	2,474	--	10,682
Loss on transfer of real estate held for sale to continuing operations	--	549	--	549
General & administrative expense	2,176	564	--	2,740
Segment operating income	$15,845	$5,382	$--	$21,227

Nine months ended September 30, 2008	Cinema	Real Estate	Intersegment Eliminations	Total
Revenue	$138,867	$17,870	$(5,369)	$151,368
Operating expense	117,045	6,903	(5,369)	118,579
Depreciation & amortization	10,516	3,472	--	13,988
General & administrative expense	3,005	853	--	3,858
Segment operating income	$8,301	$6,642	$--	$14,943

Reconciliation to net income attributable to Reading International, Inc. shareholders:	2009 Nine Months	2008 Nine Months
Total segment operating income	$21,227	$14,943
Non-segment:
Depreciation and amortization expense	487	523
General and administrative expense	10,135	10,135
Other operating income	(2,551)	--
Operating income	13,156	4,285
Interest expense, net	(10,737)	(9,832)
Gain on retirement of subordinated debt (trust preferred securities)	10,714	--
Other income (loss)	(2,740)	2,033
Income tax expense	(1,422)	(1,513)
Equity earnings of unconsolidated joint ventures and entities	861	817
Gain on sale of investments in unconsolidated entities	268	2,450
Net income (loss)	10,100	(1,760)
Net income attributable to the noncontrolling interest	(460)	(246)
Net income (loss) attributable to Reading International, Inc. common shareholders	$9,640	$(2,006)

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue
Cinema	$52,340	$54,036	$146,991	$138,867
Real estate	3,727	3,855	10,576	12,501
Total operating revenue	56,067	57,891	157,567	151,368
Operating expense
Cinema	40,544	42,491	113,599	111,676
Real estate	3,137	2,493	8,770	6,903
Depreciation and amortization	4,001	5,101	11,169	14,511
Loss on transfer of real estate held for sale to continuing operations	--	--	549	--
General and administrative	4,206	4,396	12,875	13,993
Other operating income	(2,551)	--	(2,551)	--
Total operating expense	49,337	54,481	144,411	147,083

Operating income	6,730	3,410	13,156	4,285

Interest income	143	225	880	829
Interest expense	(3,619)	(4,183)	(11,617)	(10,661)
Gain on retirement of subordinated debt (trust preferred securities)	--	--	10,714	--
Other income (loss)	(24)	(1,009)	(2,740)	2,033
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	3,230	(1,557)	10,393	(3,514)
Income tax expense	(424)	(689)	(1,422)	(1,513)
Income (loss) before equity earnings of unconsolidated joint ventures and entities	2,806	(2,246)	8,971	(5,027)
Equity earnings of unconsolidated joint ventures and entities	202	270	861	817
Gain on sale of investments in unconsolidated entities	268	--	268	2,450
Net income (loss)	$3,276	$(1,976)	$10,100	$(1,760)
Net income attributable to noncontrolling interest	(133)	(85)	(460)	(246)
Net income (loss) attributable to Reading International, Inc. common shareholders	$3,143	$(2,061)	$9,640	$(2,006)

Basic and diluted earnings (loss) per share attributable to Reading International, Inc. common shareholders	$0.14	$(0.09)	$0.43	$(0.09)
Weighted average number of shares outstanding – basic	22,594,517	22,476,904	22,562,309	22,476,514
Weighted average number of shares outstanding – dilutive	22,662,306	22,476,904	22,630,097	22,476,514

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)

	September 30, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$19,253	$30,874
Receivables	6,294	7,868
Inventory	733	797
Investment in marketable securities	2,516	3,100
Restricted cash	1,339	1,656
Prepaid and other current assets	3,810	2,324
Total current assets	33,945	46,619
Property held for and under development	77,468	69,016
Property & equipment, net	203,985	173,662
Investments in unconsolidated joint ventures and entities	10,879	11,643
Investment in Reading International Trust I	838	1,547
Goodwill	37,312	34,964
Intangible assets, net	23,310	25,118
Other assets	14,498	9,301
Total assets	$402,235	$371,870

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$12,467	$13,170
Film rent payable	4,720	7,315
Notes payable – current portion	7,934	1,347
Taxes payable	6,231	6,425
Deferred current revenue	5,165	5,645
Other current liabilities	141	201
Total current liabilities	36,658	34,103
Notes payable – long-term portion	176,976	172,268
Notes payable to related party – long-term portion	14,000	14,000
Subordinated debt – trust preferred securities	27,913	51,547
Noncurrent tax liabilities	6,729	6,347
Deferred non-current revenue	595	554
Other liabilities	26,148	23,604
Total liabilities	289,019	302,423
Commitments and contingencies
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,706,806 issued and 21,129,582 outstanding at September 30, 2009 and 35,564,339 issued and 20,987,115 outstanding at December 31, 2008	216	216
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at September 30, 2009 and at December 31, 2008	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no outstanding shares	--	--
Additional paid-in capital	134,300	133,906
Accumulated deficit	(59,837)	(69,477)
Treasury shares	(4,306)	(4,306)
Accumulated other comprehensive income	40,954	7,276
Total Reading International, Inc. stockholders’ equity	111,342	67,630
Noncontrolling interest	1,874	1,817
Total stockholders’ equity	113,216	69,447
Total liabilities and stockholders’ equity	$402,235	$371,870